EXHIBIT 99.1

VELOCITY EXPRESS REPORTS NASDAQ DELISTING NOTICE RESCINDED

MINNEAPOLIS—(BUSINESS WIRE)—Aug. 27, 2004—Velocity Express Corporation (NASDAQ: VEXP - News, announced today that it had received a letter from the Nasdaq Listing Qualification Staff, dated August 25, 2004, notifying the Company that Velocity Express had not paid certain fees due the Nasdaq Stock Market under the Nasdaq Marketplace Rules (Rule 4310(c)(13)) and therefore, the Company’s securities will be delisted from The Nasdaq Stock Market at the opening of business on September 3, 2004, unless the Company pays the fees or requests a hearing with Nasdaq. The Company paid the full amount of these fees by wire transfer on August 26, 2004, and has confirmed with the Nasdaq Listing Qualification Staff that no further action by the Company is required, and that its common stock will continue to be traded on The Nasdaq Small Cap Market.

The Company believes that the fees were not remitted as the result of not receiving Nasdaq’s payment invoice due to the relocation of Velocity’s accounts payable staff and its new Chief Financial Officer to the Company’s new Westport, Connecticut offices, from their prior location in Bloomington, Minnesota.

About Velocity Express

Velocity Express has one of the largest time critical nationwide networks and provides a national footprint for customers desiring same day service throughout the United States. The Company’s services are supported by a customer-focused technology infrastructure, providing customers with the reliability and information they need to manage their transportation and logistics systems, including a proprietary package tracking system which provides customers the ability to view the status of any package via a flexible web reporting system.

This press release includes certain “forward-looking statements” for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of Velocity Express’s industry and competition. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release.

Contact:	Steven S. Anreder, 212-532-3232
steven.anreder@anreder.com
or
Velocity Express, Minneapolis
Wes Fredenburg, 612-492-2405
wfredenburg@velocityexp.com